Exhibit 99.1

T2 Biosystems Reports Second Quarter 2018 Financial Results and Provides Corporate Update

Quarterly Product Revenue Up 71% Year-Over-Year

Launched the Recently FDA Cleared T2Bacteria Panel, the Flagship Product in the T2Direct Diagnostics Portfolio

Reiterates 2018 Financial Guidance, Including Increase to Lower End of Revenue Guidance Range

LEXINGTON, Mass., August 2, 2018 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO) an emerging leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today operating highlights and financial results for the second quarter ended June 30, 2018.

Second Quarter Business and Financial Performance Highlights:

•	Reported second quarter total revenue of $3.9 million, up 290% year-over-year, ahead of the $3.0 million to $3.3 million targeted for the quarter.

•	Reported second quarter product revenue of over $1.2 million, up 71% year-over-year, and slightly above the mid-point of the target for the quarter.

•	Secured 9 new placements of T2Dx® Instruments in the second quarter and 10 new hospital contracts, ahead of the target of 8 new instrument placements and 6 new hospital contracts in the quarter.

•	Increased targeted high-risk patients at newly contracted hospitals by an estimated 45,000, ahead of the 35,000 high-risk patients targeted in the quarter.

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T2Bacteria® pivotal clinical trial data presented for first time in the U.S. at the American Society for Microbiology (ASM) Microbe conference in June, along with additional data and clinician reviews of the product.

•	Closed equity financing raising $52.6 million in gross proceeds to support commercialization of the T2Direct Diagnostics™ system, including the ongoing launch of the T2Bacteria Panel.

“We delivered strong financial and operational results in the second quarter 2018, highlighted by the FDA clearance and market launch of the T2Bacteria Panel in the last month of the quarter, and 71% product revenue growth. While it is still early in the launch, we are encouraged by the positive customer feedback and interest in T2Bacteria as part of our complete solution for sepsis management,” said John McDonough, president and chief executive officer. “We remain on track to achieve our annual financial guidance and based on the strong performance this quarter, we are increasing the low end of the revenue range expected for the year as we continue to lay the groundwork for accelerated growth in 2019 and beyond. During the quarter we also raised $52.6 million in gross proceeds from an equity offering to further support our growth strategies.”

Additional Financial Results:

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Research revenues were $2.7 million, compared to $1.3 million last quarter and $0.2 million in last year’s second quarter. Research revenues included a one-time $1.3 million milestone payment from the Company’s partnership with Canon U.S. Life Sciences.

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Costs and expenses, excluding cost of product revenue, were $11.4 million, a 12% decrease over last year’s second quarter costs and expenses of $12.9 million and include depreciation and non-cash stock compensation from stock options and restricted stock grants (RSUs) of $4.0 million compared to $1.8 million in last year’s second quarter and increased primarily due to the vesting of performance-based RSUs.

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Operating margins were a loss of $10.9 million, a 4% decrease over last quarter’s $11.4 million operating margin loss and a 22% decrease over last year’s second quarter operating margin loss of $13.9 million.

Weighted average shares outstanding were 38.3 million this quarter compared to 36.0 million last quarter and 30.7 million in last year’s second quarter.

Guidance:

The company is reiterating the full year 2018 financial guidance it provided in conjunction with the FDA clearance of the T2Bacteria Panel, announced on May 29, 2018, including an increase to the lower end of the revenue guidance range:

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Total revenue is expected to be in the range of $10.5 million to $12.0 million, up from the previous range of $10.0 million to $12.0 million. 2018 product revenue is expected to be in the range of $5.0 million to $5.9 million, up from the previous range of $4.5 million to $5.9 million, and 2018 research revenue is expected to be in the range of $5.5 million to $6.1 million.

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The company expects to secure placements of 20 to 25 T2Dx Instruments in the second half of 2018 that provide combined access to a minimum of 75,000 high-risk patients suspected of sepsis. The company expects approximately 70% of these instruments to be placed in the United States.

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Operating expenses, excluding cost of product revenue, for the third and fourth quarters of 2018 are projected to be in the range of $10.8 million to $11.8 million, including non-cash depreciation and stock based compensation expenses of approximately $2.0 million in each quarter and non-cash stock based compensation from performance-based RSUs of $0.8 million in each quarter.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems, an emerging leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2

Biosystems’ products include the T2Dx Instrument, T2Candida® Panel, and T2Bacteria Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission, or SEC, on March 19, 2018, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Matthew Clawson, W2O Group

mclawson@w2ogroup.com

949-370-8500

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Product revenue	$1,220	$735	$2,268	$1,366
Research revenue	2,711	221	3,974	531

Total revenue	3,931	956	6,242	1,897
Costs and expenses:
Cost of product revenue	3,458	1,989	6,731	3,617
Research and development	3,749	7,112	8,467	13,697
Selling, general and administrative	7,611	5,759	13,366	11,633

Total costs and expenses	14,818	14,860	28,564	28,947

Loss from operations	(10,887)	(13,904)	(22,322)	(27,050)
Interest expense, net	(1,506)	(1,654)	(3,074)	(3,291)
Other income, net	69	102	159	181

Net loss and comprehensive loss	$(12,324)	$(15,456)	$(25,237)	$(30,160)

Net loss per share — basic and diluted	$(0.32)	$(0.50)	$(0.68)	$(0.99)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	38,263,486	30,661,200	37,127,208	30,595,933

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$70,710	$41,799
Accounts receivable	1,593	467
Prepaid expenses and other current assets	864	708
Inventories	2,158	1,344

Total current assets	75,325	44,318
Property and equipment, net	8,503	10,015
Restricted cash	180	260
Other assets	206	268

Total assets	$84,214	$54,861

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,152	$648
Accrued expenses and other current liabilities	4,210	6,218
Derivative liability	—	2,238
Notes payable	1,771	40,696
Deferred revenue	925	1,736
Current portion of lease incentives	257	246

Total current liabilities	8,315	51,782
Notes payable, net of current portion	40,344	1,008
Lease incentives, net of current portion	614	731
Deferred revenue, net of current portion	117	—
Derivative liability	1,879	—
Other liabilities	962	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 43,472,411 and 35,948,900 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	43	36
Additional paid-in capital	323,195	267,421
Accumulated deficit	(291,255)	(266,117)

Total stockholders’ equity	31,983	1,340

Total liabilities and stockholders’ equity	$84,214	$54,861